    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1996


                                                       REGISTRATION NO. 33-63495
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                     73-1455707
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                             ---------------------

                             J. FURMAN LEWIS, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                    COPY TO:

                             RANDALL H. DOUD, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                             ---------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************




                 SUBJECT TO COMPLETION, DATED JANUARY 26, 1996


PROSPECTUS

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                DEBT SECURITIES

                             ---------------------

     Williams Holdings of Delaware, Inc. (the "Company") may offer and sell from time to time unsecured debentures, notes or other evidences of indebtedness ("Debt Securities"), with an initial offering price not to exceed $400,000,000 in the aggregate (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units). All specific terms of the offering and sale of the Debt Securities, including the specific designation, rights and restrictions and whether the Debt Securities are senior or subordinated, the currencies or composite currencies in which the Debt Securities are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest, and any conversion, exchange, redemption or sinking fund provisions, and initial public offering price, listing on any securities exchange, and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Debt Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Debt Securities may be offered through dealers, through underwriters or through agents designated from time to time as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the Debt Securities described in the accompanying Prospectus Supplement.


          , 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
                             ---------------------
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE DEBT SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Registration Statement on Form 10, dated October 18, 1995, filed by the Company with the Commission pursuant to Section 12(g) of the Exchange Act, as amended on Form 10/A, dated December 21, 1995 and Form 10/A Amendment No. 2, dated January 26, 1996 (as amended, the "Form 10"), is incorporated in and made a part of this Prospectus by reference.


     All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Williams Holdings of Delaware, Inc., One Williams Center, Tulsa, Oklahoma 74172,
Attention: Corporate Secretary, (918) 588-2000.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     The Company is not required to publish annual and quarterly reports to stockholders. The Company's annual report on Form 10-K containing audited financial statements will be provided to holders of Debt Securities upon request.
                             ---------------------
     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Williams Holdings of Delaware, Inc. (the "Company"), was incorporated under the laws of the State of Delaware in July 1994. The principal executive offices of the Company are located at One Williams Center, Tulsa, Oklahoma 74172 (telephone (918) 588-2000). Unless the context otherwise requires, references to the Company herein include subsidiaries of the Company. The Company is a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams").

     The Company, through subsidiaries, is engaged in natural gas gathering, processing and production, the transportation of petroleum products, marketing of natural gas and natural gas liquids and provides a variety of other products and services to the energy industry. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premise equipment nationwide. The Company also has certain other equity investments. Virtually all of the Company's assets have been transferred to the Company by Williams since January 1, 1995, and were previously operated by subsidiaries of Williams.

     As indicated, substantially all of the Company's operations are conducted through subsidiaries. Williams performs management, legal, financial, tax, consultative, administrative and other services for its subsidiaries. The Company's principal sources of cash will be from external financings, dividends and advances from its subsidiaries, advances from Williams, investments and interest payments from subsidiaries and Williams on cash advances. The amount of dividends available to the Company from subsidiaries largely depends on each subsidiary's earnings and capital requirements. Certain subsidiaries' debt instruments with outside lenders limit the amount of dividend payments and advances to the Company.


                              RECENT DEVELOPMENTS



     On January 24, 1995, Williams reported unaudited financial results for 1995. The Company's financial results for 1995 are not available at this time; however, the results for the following operating business segments are available and were reported in Williams' financial results.



     Williams Field Services Group, Inc. ("Williams Field Services") reported an operating profit of $140.1 million, compared with operating profit of $122.2 million, in 1994. In the fourth quarter of 1995, Williams Field Services reported an operating profit of $38.7 million, compared with $37.4 million in the fourth quarter of 1994.



     Williams Energy Services Company ("WESCO") reported 1995 operating profit of $30 million, compared with an operating profit of $500,000 for 1994. For the fourth quarter of 1995, WESCO reported operating profit of $300,000, compared with an operating loss of $3.9 million for the same period a year ago.



     Williams Pipe Line Company ("Williams Pipe Line") reported an operating profit of $69.8 million in 1995, compared with $52 million in 1994. In the fourth quarter of 1995, Williams Pipe Line reported an operating profit of $19.3 million, compared with $11.9 million in the fourth quarter of 1994.



     Williams Telecommunications System, Inc. ("WilTel") reported 1995 operating profit of $28.3 million, compared with operating profit of $18.9 million in 1994. For the fourth quarter of 1995, WilTel reported operating profit of $7.2 million, compared with $6.7 million during the same period of 1994.



     The WilTech Group, Inc. ("WilTech") reported an operating loss of $3.3 million in 1995, compared with an operating loss of $11.3 million in 1994. For the fourth quarter of 1995, WilTech reported an operating profit of $800,000, compared with an operating loss of $4.5 million during the same period of 1994.



     The Company's fourth quarter results were reduced by a $41.4 million pre-tax write-off of a coal gasification project as described in more detail in
Note 12 of the Company's unaudited September 30, 1995 financial statements included in the Form 10.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including funding of the Company's capital program. The Company anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank Credit Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's consolidated ratio of earnings to fixed charges for the periods shown.


    NINE MONTHS
       ENDED
SEPTEMBER 30, 1995     1994     1993      1992     1991     1990
-------------------    ----     -----     ----     ----     ----
       5.35            6.71     14.10     2.86     1.60     2.47


     For the purpose of this ratio: (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of subsidiaries. The ratio of earnings to fixed charges is higher in the years 1993 and 1994 as compared to the other years presented primarily because of gains on sales of assets and higher operating profit.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following selected income statement data for the years 1994, 1993 and 1992 and balance sheet data for 1994 and 1993 have been derived from the Company's audited consolidated financial statements appearing in the Form 10 and incorporated herein by reference. The selected income statement data for the nine-month periods ended September 30, 1995 and 1994 and the balance sheet data for September 30, 1995, have been derived from the Company's unaudited consolidated financial statements appearing in the Form 10 and incorporated herein by reference. The selected income statement data for the years 1991 and 1990 and balance sheet data for 1992, 1991 and 1990 have been derived from the Company's consolidated financial statements not appearing elsewhere herein or in the Form 10. The selected historical consolidated financial data shown below should be read in conjunction with the consolidated financial statements of the Company and related notes and the related audit report appearing in the Form 10 and incorporated herein by reference.


                                                   NINE MONTHS
                                                 ENDED SEPTEMBER
                                                       30,                           YEAR ENDED DECEMBER 31,
                                                ------------------     ---------------------------------------------------
                                                1995(2)      1994       1994        1993        1992      1991      1990
                                                -------     ------     -------     -------     -------   -------   -------
                                                     (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
INCOME STATEMENT DATA:(1)(10)
Revenues:
  Williams Field Services Group..............  $  299.1     $240.9     $  336.4    $  386.5     $ 397.7   $  295.5   $ 287.9
  Williams Energy Services...................      65.6(3)   205.0        263.7       360.8       496.2      289.4     290.0
  Williams Pipe Line.........................     220.4      223.9        310.7       180.5       148.5      140.6     138.1
  Williams Telecommunications Systems........     364.2      276.1        396.6       302.8       271.1      212.8        --(8)
  Other......................................      43.5       13.8         20.0        13.5         9.5        6.2       1.7
  Intercompany eliminations..................     (48.8)     (42.6)       (63.1)      (23.1)      (39.8)     (14.7)    (11.9)
                                               --------     ------     --------    --------     -------   --------   -------
        Total revenues.......................     944.0      917.1      1,264.3     1,221.0     1,283.2      929.8     705.8
Income from continuing operations............     174.3(4)   101.0(5)     125.5(5)    152.3(6)     46.9(7)    20.7      23.5
Income from discontinued operations..........   1,005.7       51.7         94.0        46.4        25.2       40.3      41.1
Net income...................................   1,180.0      146.6        213.4       198.7        83.2       61.0      64.6
BALANCE SHEET DATA:(1)
Property, plant and equipment -- net.........   2,123.5                 1,585.1     2,151.1     2,157.3    1,651.8   1,532.2
Total assets.................................   3,837.8                 3,440.1     2,989.4     2,869.9    2,316.2   2,089.0
Long-term debt...............................     125.0                   507.0       229.4       337.1      375.9     518.4
Stockholder's equity.........................  $2,134.5                $1,739.9    $1,818.0    $1,614.6   $1,262.0   $ 943.2
RATIO OF EARNINGS TO FIXED CHARGES(9)........      5.35                    6.71       14.10        2.86       1.60      2.47


---------------
 (1) In the third quarter of 1994, the Company signed a definitive agre ement to enter into the sale of its network services operations (the "WNS Sale"). On January 5, 1995, the Company consummated the transaction and the gain from the sale was reported as discontinued operations in the 1995 first quarter consolidated financial statements. The selected historical consolidated financial data has been prepared to present operating results of the operations sold in the WNS Sale as discontinued operations. Prior period balance sheets have not been restated. For additional information see Note 2 of the Notes to Audited Consolidated Financial Statements of the Company appearing in the Form 10 and incorporated herein by reference.
 (2) On January 18, 1995, Williams acquired 60 percent of the outstanding common stock of Transco Energy Company (Transco) in a cash tender offer. On May 1, 1995, the remaining 40 percent of Transco's outstanding common stock was acquired through a merger, which involved the exchange of the remaining Transco common stock for approximately 10.2 million shares of Williams common stock. Williams then contributed the stock of Transco and Transco's subsidiaries, except subsidiaries holding Transco's interstate natural gas pipelines, to the Company. The consolidated financial statements as of and for the nine months ended September 30, 1995, reflect this contribution from Williams effective January 18, 1995.
 (3) All natural gas trading activities are reported on a net margin basis in 1995.

 (4) Includes pretax gain on exchange of investments of $25.4 million and a pretax loss on sales of investments of $12.6 million. See Note 4 of the Notes to Unaudited Consolidated Financial Statements of the Company for the nine months ended September 30, 1995, appearing in the Form 10 and incorporated herein by reference.

 (5) Includes a pretax gain on sales of assets of $22.7 million. See Note 4 of the Notes to Audited Consolidated Financial Statements of the Company appearing in the Form 10 and incorporated herein by reference.
 (6) Includes a pretax gain on sales of assets of $97.5 million. See Note 4 of the Notes to Audited Consolidated Financial Statements of the Company appearing in the Form 10 and incorporated herein by reference.
 (7) Includes a pretax gain on sales of assets of $14.6 million. See Note 4 of the Notes to Audited Consolidated Financial Statements of the Company appearing in the Form 10 and incorporated herein by reference.
 (8) Williams Telecommunications Systems was acquired in January 1991.
 (9) For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, its majority owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies; and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of subsidiaries. The ratio of earnings to fixed charges is higher in the years 1993 and 1994 as compared to the other years presented primarily because of gains on sales of assets and higher operating profit.

(10) On December 21, 1995, the Company announced plans to cancel the development of an underground coal gasification project. The Company will record a pretax charge in its fourth quarter 1995 financial results which is not expected to exceed $42 million. For additional information see Note 12 of Notes to Unaudited Consolidated Financial Statements of the Company for the nine months ended September 30, 1995, appearing in the Form 10 and incorporated herein by reference.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under an indenture (the "Senior Debt Indenture"), between the Company and Citibank, N.A., as Trustee, and, in the case of Debt Securities that will be subordinated debt, under an indenture (the "Subordinated Debt Indenture"), between the Company and Citibank, N.A., as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Citibank, N.A. is hereinafter referred to as the "Trustee." The forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's limitation on liens. See "Subordinated Debt" and "Certain Covenants of the Company." Neither Indenture contains any covenant or provisions which affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in Article One of the Indentures are summarized as follows:

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (i) intangible assets; (ii) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; (iii) reserves; (iv) advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness; (v) an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and (vi) minority stockholder interests.

          "Funded Indebtedness" means any Indebtedness which matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise; provided, however, that such term shall not include Indebtedness of the Company or any of its Subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development to the extent that the latter are not in default in their obligations to the Company or such Subsidiary, nor shall such term include Indebtedness of the Company or any of its Subsidiaries incurred to finance oil or natural gas exploration and development by means commonly referred to as a "production payment" to the extent that the Company or any of its Subsidiaries have not guaranteed the repayment of the production payment.

          "Holder" means, in general, a Person in whose name the Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness which is for money borrowed from others.

          "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities, debentures, notes or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior or subordinated obligations of the Company. All of the operating assets of the Company and its Subsidiaries are owned by its Subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Holders of Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the Company to pay principal of and interest on the Debt Securities is, to a large extent, dependent upon the receipt by it of dividends or other payments from its Subsidiaries. Dividends payable by Williams Pipe Line Company, one of the principal subsidiaries of the Company, are restricted under that company's current debt agreements.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vii) any redemption or sinking fund provisions; (viii) whether the Debt Securities will be issuable in registered or bearer form or both and, if Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in bearer form; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Debt Securities held by a Person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustees or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

SENIOR DEBT

     The Debt Securities and any coupons appertaining thereto (the "Coupons") that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank equally and pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Subordinated Debt Indenture, Section 1.1)

     In general, in the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on any series of the subordinated Debt Securities shall have been declared due and payable upon an event of default pursuant to Section 5.1 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by such subordinated Debt Securities (Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

CERTAIN COVENANTS OF THE COMPANY

     Liens. The Senior Debt Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance ("mortgage"), upon any of its properties without effectively providing that the senior Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are certain purchase money mortgages; certain preexisting mortgages on any property acquired or constructed by the Company or a Subsidiary and certain mortgages created within one year after completion of such acquisition or construction; certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company; and mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed 5 percent of the Consolidated Net Tangible Assets. (Senior Debt Indenture, Section 3.6)

     Consolidation, Merger, Conveyance of Assets. Each Indenture provides, in general, that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the corporation formed by such consolidation or into which the Company is merged or the Person which acquires such assets shall expressly assume the Company's obligations under such Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 9.1)

EVENTS OF DEFAULT

     In general, an Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being:
(a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series unless otherwise provided; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series or such Indenture other than a covenant a default in whose performance, or whose breach, is dealt with otherwise below or, if certain conditions are met, the Events of Default described in this clause (c) are the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1)

     In general, each Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause
(c) is with respect to less than all series of Debt Securities then outstanding) occurs, the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding. (Sections 5.1 and 5.10)

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under such Indenture before proceeding, at the request of such Holders, to exercise any right or power under such Indenture. (Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 5.9)

     In general, each Indenture provides that no Holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of principal or interest on or after the due date provided) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Sections 5.6, 5.7 and 5.9)

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under each Indenture as set forth below. (Section 10.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to Holders of any series of Debt Securities issued under such Indenture at any time ("defeasance"). Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 and 9.1, in the case of the Senior Debt Indenture, and Section 9.1, in the case of the Subordinated Debt Indenture (which contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of or interest on the subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and
(b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that, if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then no opinion is given as to the effect of such laws on the trust funds except as set forth in the Subordinated Indenture relating to (i) Trustee's valid and perfected security interest in such trust funds; (ii) adequate protection of holders of the Subordinated Debt Securities interests in such trust funds; and (iii) no prior rights of holders of Senior Debt Securities in property or interests granted to the Trustee or holders of the Subordinated Debt Securities in exchange for or with respect to such trust funds.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the Holders to, in general: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in such Indenture, so long as such action will not adversely affect the interests of the Holders;
(e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of each series issued under such Indenture then outstanding and affected (voting as one class) to, in general, add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the Holders of which is required for any such modification. (Section 8.2)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities without the consent of each Holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company, its parent and its Subsidiaries maintain ordinary banking relationships and with which the Company and its Subsidiaries and Affiliates maintain credit facilities.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Debt Securities that are Bearer Debt Securities (including Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in connection with their original issuance, at any time, in the United States or to United States persons (as defined below) other than to offices located outside the United States of United States financial institutions (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) that are purchasing for their own account or for the account of a customer and that agree in writing to comply with the requirements of Sections 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder. Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any Bearer Debt Securities or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Debt Securities offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or to United States persons (other than the financial institutions described above). In addition, any such underwriters, agents and dealers must agree to send a written confirmation to each purchaser from or through it of Bearer Debt Securities in connection with their original issuance or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Debt Securities in every case confirming that such purchaser represents that it is not a United States person or, if it is a United States person, that it is a financial institution described above purchasing for its own account or the account of a customer and, if such person is a dealer, that it will send similar confirmations to purchasers from it.

     Bearer Debt Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a United States financial institution described above or United States person holding through such a financial institution) who holds a Bearer Debt Security or Coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Debt Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

     Offers to purchase the Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Debt Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                    EXPERTS

     The audited consolidated financial statements of the Company and its subsidiaries appearing in the Company's Form 10 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of Transco Energy Company-Contributed Assets appearing in the Company's Form 10, incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


     The consolidated financial statements and schedules of the Company included in or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such independent auditors as experts in accounting and auditing.

                                 LEGAL MATTERS


     Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by J. Furman Lewis, Senior Vice President and General Counsel of Williams, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Mr. Lewis beneficially owns approximately 31,897 shares of Williams' Common Stock and also has exercisable options to purchase an additional 73,156 shares of Williams' Common Stock. Pursuant to their By-laws, the Company and Williams are required to indemnify Mr. Lewis to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the Company. The Company, through Williams, also maintains directors' and officers' liability insurance under which Mr. Lewis is insured against certain expenses and liabilities. Skadden, Arps, Slate, Meagher & Flom has from time to time rendered legal advisory services to Williams and its affiliates.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the offering described in this Registration Statement:

                                                                               APPROXIMATE
                                                                                 AMOUNT
                                                                               -----------
    Securities and Exchange Commission registration fee......................   $ 137,932
    Printing and engraving expenses..........................................      50,000
    Accounting fees and expenses.............................................      50,000
    Blue Sky fees and expenses (including legal fees)........................      15,000
    Legal fees and expenses..................................................      30,000
    Trustees' fees...........................................................      20,000
    Fees of rating agencies..................................................     100,000
    Miscellaneous expenses...................................................      27,068
                                                                                ---------
              TOTAL..........................................................   $ 430,000
                                                                                =========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of their being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
        *1.1         -- Form of Underwriting Agreement (filed as Exhibit 1.1 to Registration
                        Statement on Form S-3, No. 33-63495, dated October 18, 1995).
        *1.2         -- Form of Distribution Agreement (filed as Exhibit 1.2 to Registration
                        Statement on Form S-3, No. 33-63495, dated October 18, 1995).
        *4.1         -- Form of Senior Debt Indenture (filed as Exhibit 4.1 to Registration
                        Statement on Form 10 dated October 18, 1995).

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
        *4.2         -- Form of Subordinated Debt Indenture (filed as Exhibit 4.2 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.3         -- Form of Floating Rate Senior Note (filed as Exhibit 4.3 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.4         -- Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to Registration
                        Statement on Form 10 dated October 18, 1995).
        *4.5         -- Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.6         -- Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.7         -- Certificate of Incorporation of the Company (filed as Exhibit 3(i) to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.8         -- By-laws of the Company (filed as Exhibit 3(ii) to Registration
                        Statement on Form 10 dated October 18, 1995).
        *4.9         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries, and the lenders named therein and Citibank, N.A., as agent (filed as Exhibit 4(d) to
                        Williams Form 10-K for the year ended December 31, 1994).
        *4.10        -- First Amendment, dated as of June 15, 1995, to Exhibit 4.9 above
                        (filed as Exhibit 4.9 to the Northwest Pipeline Corporation
                        Registration Statement on Form S-3 No. 33-62639, filed September 14,
                        1995).
        *5           -- Opinion and consent of counsel of the Company, relating to the validity of the Debt Securities (filed as Exhibit 5 to Registration
                        Statement on Form S-3, No. 33-63495, dated October 18, 1995).
       *12           -- Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit
                        12 to the Company's Form 10/A Amendment No. 2, dated January 26,
                        1996).
        23.1         -- Consent of Ernst & Young LLP.
        23.2         -- Consent of Arthur Andersen LLP.
       *23.3         -- Consent of counsel (contained in Exhibit 5).
       *24.1         -- Power of Attorney (filed as Exhibit 24.1 to Registration Statement on
                        Form S-3, No. 33-63495, dated October 18, 1995).
       *24.2         -- Certified copy of resolution authorizing signatures pursuant to power of attorney (filed as Exhibit 24.2 to Registration Statement on Form
                        S-3, No. 33-63495, dated October 18, 1995).
       *25           -- Statement of Eligibility and Qualification on Form T-1 for Senior
                        Debt Indenture and Subordinated Debt Indenture (filed as Exhibit 25 to Registration Statement on Form S-3, No. 33-63495, dated October
                        18, 1995).


---------------

* Such exhibits have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) of 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230,424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and State of Oklahoma on the 26th day of January, 1996.


                                           WILLIAMS HOLDINGS OF DELAWARE, INC.
                                                       (Registrant)

                                            By   /s/  DAVID M. HIGBEE
                                                 -----------------------------
                                                      David M. Higbee
                                                      Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:


                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  --------------------------    -------------------
  /s/                                          Chairman of the Board &
---------------------------------------------    President (principal
              Keith E. Bailey*                   executive officer)


  /s/                                          Senior Vice President,
---------------------------------------------    Assistant Treasurer &
              Jack D. McCarthy*                  Assistant Secretary
                                                 (principal financial
                                                 officer)


  /s/                                          Controller (principal
---------------------------------------------    accounting officer)
               Gary R. Belitz*

  /s/                                          Director
---------------------------------------------
           John C. Bumgarner, Jr.*

  /s/                                          Director                         January 26, 1996
---------------------------------------------
             Stephen L. Cropper*

  /s/                                          Director
---------------------------------------------
             Lloyd A. Hightower*

  /s/                                          Director
---------------------------------------------
              Henry C. Hirsch*

  /s/                                          Director
---------------------------------------------
              Howard E. Janzen*


*By     /s/  DAVID M. HIGBEE
   ------------------------------------------
               David M. Higbee
              Attorney-in-Fact

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
        *1.1         -- Form of Underwriting Agreement (filed as Exhibit 1.1 to Registration
                        Statement on Form S-3, No. 33-63495, dated October 18, 1995).
        *1.2         -- Form of Distribution Agreement (filed as Exhibit 1.2 to Registration
                        Statement on Form S-3, No. 33-63495, dated October 18, 1995).
        *4.1         -- Form of Senior Debt Indenture (filed as Exhibit 4.1 to Registration
                        Statement on Form 10 dated October 18, 1995).
        *4.2         -- Form of Subordinated Debt Indenture (filed as Exhibit 4.2 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.3         -- Form of Floating Rate Senior Note (filed as Exhibit 4.3 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.4         -- Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to Registration
                        Statement on Form 10 dated October 18, 1995).
        *4.5         -- Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.6         -- Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.7         -- Certificate of Incorporation of the Company (filed as Exhibit 3(i) to
                        Registration Statement on Form 10 dated October 18, 1995).
        *4.8         -- By-laws of the Company (filed as Exhibit 3(ii) to Registration
                        Statement on Form 10 dated October 18, 1995).
        *4.9         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries, and the lenders named therein and Citibank, N.A., as agent (filed as Exhibit 4(d) to
                        Williams Form 10-K for the year ended December 31, 1994).
        *4.10        -- First Amendment, dated as of June 15, 1995, to Exhibit 4.9 above
                        (filed as Exhibit 4.9 to the Northwest Pipeline Corporation
                        Registration Statement on Form S-3 No. 33-62639, filed September 14,
                        1995).
        *5           -- Opinion and consent of counsel of the Company, relating to the validity of the Debt Securities (filed as Exhibit 5 to Registration
                        Statement on Form S-3, No. 33-63495, dated October 18, 1995).
       *12           -- Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit
                        12 to the Company's Form 10/A Amendment No. 2, dated January 26,
                        1996).
        23.1         -- Consent of Ernst & Young LLP.
        23.2         -- Consent of Arthur Andersen LLP.
       *23.3         -- Consent of counsel (contained in Exhibit 5).
       *24.1         -- Power of Attorney (filed as Exhibit 24.1 to Registration Statement on
                        Form S-3, No. 33-63495, dated October 18, 1995).
       *24.2         -- Certified copy of resolution authorizing signatures pursuant to power of attorney (filed as Exhibit 24.2 to Registration Statement on Form
                        S-3, No. 33-63495, dated October 18, 1995).
       *25           -- Statement of Eligibility and Qualification on Form T-1 for Senior
                        Debt Indenture and Subordinated Debt Indenture (filed as Exhibit 25 to Registration Statement on Form S-3, No. 33-63495, dated October
                        18, 1995).


---------------

* Such exhibits have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference.